Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.48 UP FROM $0.44 LAST YEAR

Company Re-affirms Full Year EPS Guidance

SAN FRANCISCO – NOVEMBER 18, 2010 – Gap Inc. (NYSE: GPS) reported that earnings per share for the third quarter, which ended October 30, 2010, increased 9 percent to $0.48 per share on a diluted basis, compared with $0.44 per share on a diluted basis last year. Net earnings decreased 1 percent to $303 million compared with $307 million for the third quarter last year.

“We improved the top line and grew our earnings per share this quarter while keeping a clear focus on North America and making strategic global investments, including new market entries in China and Italy,” said Glenn Murphy, chairman and chief executive officer. “Looking ahead, our brands and employees are determined to deliver for our customers this holiday through strong marketing and great product.”

In the third quarter of fiscal year 2010, Gap Inc. expanded its online reach by launching sites in Canada and the United Kingdom and increasing international shipping to more than 80 countries. The company recently opened Gap stores in Shanghai and Beijing with a simultaneous online launch in China. As previously announced, the company also plans to open Gap and Banana Republic stores in Italy. The company’s franchise sales for both Gap and Banana Republic brands for the third quarter of fiscal year 2010 increased 45 percent compared with last year. At the end of the third quarter of fiscal year 2010, the company had a total of 165 franchise stores, including 136 Gap stores and 29 Banana Republic stores, in 22 countries.

The company reiterated its guidance for fiscal year 2010 diluted earnings per share of $1.77 to $1.82, which represents a 12 to 15 percent increase compared with $1.58 per share last year.

Third Quarter Financial Highlights

•	Diluted earnings per share increased 9 percent to $0.48 from $0.44 last year.

•	Net sales increased 2 percent to $3.65 billion compared with $3.59 billion last year.

•	Operating income increased 1 percent to $504 million compared with $500 million last year.

•	Gross margin of 41.2 percent and operating margin of 13.8 percent both represent the second best third quarter performance in a decade.

•	Year to date, the company repurchased about 67 million shares for $1.4 billion.

Sales Results

Third quarter net sales were $3.65 billion compared with $3.59 billion for the third quarter last year. The company’s third quarter comparable store sales were flat for fiscal years 2010 and 2009. The company’s online sales for the third quarter of fiscal year 2010 increased 15 percent to $342 million compared with $298 million for the third quarter last year.

The following table represents the company’s third quarter comparable store sales and net sales:

	Third Quarter Comparable Store Sales*		Third Quarter Net Sales
	2010	2009	2010	2009
Gap North America	1%	-7%	$987 million	$987 million
Banana Republic North America	1%	-6%	$549 million	$541 million
Old Navy North America	-2%	10%	$1.31 billion	$1.35 billion
International	3%	-6%	$469 million	$416 million
Gap Inc. Direct	n/a	n/a	$342 million	$298 million
Gap Inc.	Flat	Flat	$3.65 billion	$3.59 billion

*	The comparable store sales calculation excludes the company’s wholesale business and franchise business.

Additional Results and 2010 Outlook

Inventory

On a year-over-year basis, the company reported that inventory per square foot was up 9 percent at the end of the third quarter of fiscal year 2010, and noted that inventory per square foot growth for North America was below this figure. Inventory per square foot at the end of the third quarter was reduced by about 2 percentage points due to a shift in shipping terms with certain vendors. The company shifted terms in response to market conditions that were causing an increase in inventory in transit.

At the end of the fourth quarter of fiscal year 2010, the company expects inventory per square foot to be up in the high single digits compared with the fourth quarter of fiscal year 2009. Similar to the third quarter of fiscal 2010 the company expects inventory per square foot growth for North America to be below the Gap Inc. growth figure for the fourth quarter. Please see the Financials section under the Investors tab on www.gapinc.com for the company’s explanation of numerical range guidance.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2010 to be about $550 million.

Operating Margin

The company continues to expect that the operating margin for fiscal year 2010 will be about 13 percent.

Effective Tax Rate

The effective tax rate was 39.6 percent for the third quarter of fiscal year 2010. The company continues to expect that the effective tax rate will be about 39 percent for fiscal year 2010.

Cash and Cash Equivalents and Short-term Investments

The company ended the third quarter with $1.7 billion in cash and cash equivalents and short-term investments. Year to date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $523 million compared with an inflow of $931 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

The company announced that it has reduced its balance sheet target cash level to $1.2 billion.

Capital Expenditures

Year to date, capital expenditures were $413 million. The increase from fiscal year 2009 is primarily driven by Old Navy store remodels, launching online globally, and new international store openings, particularly outlet stores. The company continues to expect fiscal year 2010 capital expenditures to be about $575 million.

Store Count and Square Footage

During the third quarter of fiscal year 2010, the company opened 25 store locations and closed 19 store locations.

Year to date, the company has opened 44 stores weighted towards international outlet and closed 57 stores weighted towards Gap brand.

The company ended the third quarter of fiscal year 2010 with 3,082 store locations and net square footage decreased about 2.5 percent compared with the third quarter of fiscal year 2009.

For fiscal year 2010, the company continues to expect that it will open about 65 stores, weighted towards international outlet. The company now expects to close about 100 stores, weighted towards Gap brand, compared with previous guidance of 110 stores. The company now expects that net square footage will decrease about 2 percent in fiscal year 2010 compared with last year.

The following table contains the third quarter store openings, store closings, and square footage for the company-owned stores:

	Quarter Ended October 30, 2010
	Store Locations Beginning of Q3	Store Locations Opened	Store Locations Closed	Store Locations End of Q3	Sq. Feet (millions)
Gap North America	1,132	6	11	1,127	11.2
Gap Europe	180	4	—	184	1.6
Gap Asia	123	4	1	126	1.2
Old Navy North America	1,035	5	4	1,036	19.3
Banana Republic North America	575	4	2	577	4.9
Banana Republic Asia	27	1	—	28	0.2
Banana Republic Europe	4	1	1	4	—

Total	3,076	25	19	3,082	38.4

Webcast and Conference Call Information

Mark Webb, vice president, Corporate Finance and Investor Relations, will host a summary of Gap Inc.’s third quarter fiscal year 2010 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Webb will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section under the Investors tab on www.gapinc.com. Replay of this event will be archived on www.gapinc.com.

November Sales

The company will report November sales on December 2, 2010.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) earnings per share for fiscal year 2010; (ii) operating margin for fiscal year 2010; (iii) effective tax rate for fiscal year 2010; (iv) inventory per square foot at the end of the fourth quarter of fiscal year 2010; (v) inventory per square foot for North America in comparison to Gap Inc. inventory per square foot; (vi) depreciation and amortization for fiscal year 2010; (vii) capital expenditures for fiscal year 2010; (viii) store openings and closings for fiscal year 2010 and weightings by division; (ix) real estate square footage for fiscal year 2010; (x) growing top line sales; (xi) upcoming holiday season; (xii) marketing investments; (xiii) consistent performance in North America and expanding internationally through all our channels; (xiv) shareholder distributions; (xv) marketing effectiveness; (xvi) franchise, online and outlet growth; (xvii) consistent product execution; (xviii) inventory balance; (xix) speed pipeline; (xx) cotton commodity impact on price of goods; (xxi) balance sheet target cash; (xxii) Italy store opening; and (xxiii) quarterly comp store sales goal.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company’s financial performance or strategies; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing or modifying leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s information technology systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally may not be successful and could impair the value of its brands; the risk that the company’s franchisees will be unable to successfully open, operate and grow the company’s franchised stores; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition and results of operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2010.

These forward-looking statements are based on information as of November 18, 2010. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, Japan, and China. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

investor_relations@gap.com

Media Relations:

Stacy Rollo

(415) 427-3689

press@gap.com

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	October 30, 2010	October 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,403	$2,173
Short-term investments	251	225
Merchandise inventory	2,160	1,999
Other current assets	663	657

Total current assets	4,477	5,054
Property and equipment, net	2,587	2,717
Other long-term assets	664	659

Total assets	$7,728	$8,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,438	$1,418
Accrued expenses and other current liabilities	963	1,050
Income taxes payable	11	6

Total current liabilities	2,412	2,474
Lease incentives and other long-term liabilities	972	975
Total stockholders’ equity	4,344	4,981

Total liabilities and stockholders’ equity	$7,728	$8,430

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Net sales	$3,654	$3,589	$10,300	$9,961
Cost of goods sold and occupancy expenses	2,149	2,065	6,080	5,910

Gross profit	1,505	1,524	4,220	4,051
Operating expenses	1,001	1,024	2,845	2,823

Operating income	504	500	1,375	1,228
Interest, net	2	—	(10)	(1)

Income before income taxes	502	500	1,385	1,229
Income taxes	199	193	546	479

Net income	$303	$307	$839	$750

Weighted-average number of shares - basic	622	698	646	697
Weighted-average number of shares - diluted	626	704	651	701

Earnings per share - basic	$0.49	$0.44	$1.30	$1.08
Earnings per share - diluted	$0.48	$0.44	$1.29	$1.07

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	39 Weeks Ended
($ in millions)	October 30, 2010	October 31, 2009
Cash flows from operating activities:
Net income	$839	$750
Depreciation and amortization (a)	429	431
Change in merchandise inventory	(666)	(478)
Other, net	334	449

Net cash provided by operating activities	936	1,152

Cash flows from investing activities:
Purchases of property and equipment	(413)	(221)
Purchases of short-term investments	(450)	(250)
Maturities of short-term investments	425	25
Change in restricted cash	4	19
Change in other long-term assets	(1)	—

Net cash used for investing activities	(435)	(427)

Cash flows from financing activities:
Payments of long-term debt	—	(50)
Proceeds from issuance of short-term debt	3	—
Proceeds from share-based compensation, net of withholding tax payments	62	47
Repurchases of common stock	(1,352)	(106)
Excess tax benefit from exercise of stock options and vesting of stock units	9	3
Cash dividends paid	(192)	(178)

Net cash used for financing activities	(1,470)	(284)

Effect of foreign exchange rate fluctuations on cash	24	17

Net increase (decrease) in cash and cash equivalents	(945)	458
Cash and cash equivalents at beginning of period	2,348	1,715

Cash and cash equivalents at end of period	$1,403	$2,173

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	39 Weeks Ended
($ in millions)	October 30, 2010	October 31, 2009
Net cash provided by operating activities	$936	$1,152
Less: purchases of property and equipment	(413)	(221)

Free cash flow (a)	$523	$931

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.